TIDAL ETF TRUST II 485BPOS

Exhibit 99.(p)(v)

Plato’s Philosophy, LLC

Code of Ethics

Executive Summary

Plato’s Philosophy (“Plato”) is an investment adviser (“RIA”) registered with the Securities and Exchange Commission (“SEC”) to engage in investment advisory business. SEC Rule 204A-1 (the “Rule”) under The Investment Advisers Act of 1940, as amended, requires all RIAs to adopt a code of ethics that sets forth standards of conduct and requires Covered Persons to comply with all applicable federal securities laws. This document contains the Code of Ethics (the “Code”) for Plato and family of affiliated entities (collectively referred to in this Code as “Plato”), as further defined in Schedule A. The Code is intended to reflect the fiduciary principles that govern the conduct of Plato and its Covered Persons. The requirements of the Code are in addition to and do not replace all Plato’s policies and procedures.

Covered Persons

The Code applies to all Covered Persons that are considered to be supervised by Plato. Personnel considered to be Covered Persons under the Code include the following:

●	Home office employees of the entities listed in Schedule A

●	Contingent & Contract Workers

●	Investment Advisor Representatives (“IARs”) of Plato

Standards of Business Conduct

All Covered Persons are responsible for, and have agreed, as a requirement of their employment or registration as a Plato IAR to review, be familiar with, and comply with the Code. In addition, Covered Persons are expected to be familiar with and comply with Plato’s policies and procedures as they apply to the business function(s) in which they engage. Furthermore, Covered Persons have a fiduciary obligation to act in the best interest of the client at all times. To that end, Plato requires Covered Persons to conduct all business dealings in an ethical fashion and to abide by not only the technical requirements of the Code, but also the spirit in which the Code is intended. When in doubt, Covered Persons should seek advice from supervisors or other appropriate personnel.

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Conflicts of Interest

Covered Persons should fully disclose all material facts concerning any conflicts of interest that exist or arise. A conflict of interest may arise when a person or firm has an incentive to serve one interest at the expense of another interest or obligation.

Examples of conflicts may include acting on an investment opportunity for oneself instead of the client, or accepting a gift that could influence an investment decision.

Compliance with Securities Laws

Covered Persons are required to abide by all applicable federal securities laws. Note that Covered Persons are also considered to be Access Persons for the purposes of the Rule. Among other restrictions, Covered Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client to:

●	Defraud a client in any manner

●	Mislead a client, including by making any statement that omits material facts

●	Engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit on a client

●	Engage in any manipulative practice with respect to a client

●	Engage in any manipulative practice with respect to securities, including price manipulation

●	Favor the interests of one client over another client

●	Engage in front running, and/or profit personally, directly or indirectly, as a result of knowledge about a security or a transaction

Protection of Material Non-Public Information — Confidential Client Information

In the course of normal business activities, Covered Persons may receive confidential information concerning clients and potential clients. To maintain client confidence and trust, this information must be handled with integrity and discretion. As a general rule, confidential information pertaining to a client of Plato should never be communicated to anyone other than the authorized individual(s) of Plato who need to know, and where appropriate, to the participants involved in a specific transaction.

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A judgment concerning who needs to know about particular client information depends on the facts and circumstances of the event and should be discussed by the Covered Person with his or her supervisor (e.g., the branch office supervisor or the Compliance Department) as appropriate. Examples of persons within Plato who may need to know include senior management and compliance staff.

In the event that confidential client information is inadvertently communicated to an unauthorized party, the recipient of the information should be advised of its confidential nature, that it is given solely for the purpose of fulfilling his or her responsibilities with the client, and that it is not to be disclosed in any other form to any other person.

Material Non-Public Information

In accordance with insider trading laws and SEC rules, Covered Persons may not transact in a security while in possession of material non-public information about the security. Additionally, Covered Persons may not disseminate or tip such information to others who may trade the security. Material information includes any information that a reasonable investor would consider in making an investment decision. Non-public information is information that has not been disseminated in a manner that would make it generally available to investors.

A Covered Person who has reason to believe that this policy has been or is about to be violated should immediately bring the actual or potential violation to the attention of the Company’s Chief Compliance Officer prior to taking any action.

Personal Securities Holdings

Plato permits Covered Persons to maintain personal securities accounts or holdings at Plato and other financial institutions. Holdings include those securities in which a Covered Person has any direct or indirect Beneficial Ownership. Beneficial Ownership interest includes securities held in the name of your spouse, domestic partner, minor children and other relatives living in your home and unrelated persons in circumstances that suggest a sharing of financial interest (such as when you significantly contribute to the financial support of the unrelated person, or share in the profits of that person’s Securities transactions).

Key factors in evaluating Beneficial Ownership include the opportunity to benefit, directly or indirectly, from the proceeds of a security, and the extent of your control over the security.

For example, a Covered Person is considered to be the beneficial owner of an account in which he or she has any financial interest or ability to exercise control, and of any account belonging to immediate family members (including any relative by blood or marriage) sharing the Covered Person’s household.

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Covered Persons must notify the Compliance Department of, and receive written approval for, opening new accounts or holding existing personal securities in accounts held at financial institutions other than Plato. Some Covered Persons may also be Restricted Persons, as imposed by Plato. Restricted Persons may have access to key nonpublic financial data and other material nonpublic information.

Reportable Securities

Covered Persons must disclose all Reportable Securities to Plato. Reportable Securities include all securities in which the Covered Person has any direct or indirect beneficial ownership, and are typically securities that are held outside of an already disclosed investment account. Examples of Reportable Securities include but are not limited to a physical stock certificate, or an equity security such as company stock in an employee stock purchase plan (ESPP). However, per the Rule certain securities are exempt from the reporting requirements, and are listed below:

●	Direct obligations of the U.S. Government

●	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high-quality short-term debt instruments. High quality short-term debt instrument is defined as any instrument having a maturity at issuance of fewer than 366 days and which is rated in one of the highest two rating categories by a nationally recognized statistical rating organization, or which is unrated but is of comparable quality.

●	Shares issued by money market funds

●	Shares issued by open-end mutual funds (other than exchange traded funds)

●	Shares issued by open-end unit investment trusts (UITs) if the UIT is invested exclusively in unaffiliated open end mutual funds (other than exchange traded funds)

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Personal Securities Accounts

The following personal securities accounts are not reportable under the Code unless they hold Reportable Securities held in a self-directed brokerage option within an employer sponsored retirement plan:

●	401(k) and 403(b) retirement plan accounts that only hold open end mutual funds (other than exchange traded funds)

●	Accounts held directly at mutual fund companies (mutual fund only accounts)

●	Accounts held directly at 529 college savings plans

●	Variable annuity contracts

Personal Securities Transactions

Covered Persons are required to periodically report their personal securities transactions and holdings to Plato. In addition, all Covered Persons must comply with Plato’s policies regarding personal securities transactions as described in Plato’s compliance manual.

Restricted Persons are prohibited from executing certain securities transactions that are on a Plato-restricted securities list, or are subject to a blackout period as determined by Plato. This policy may also prohibit Restricted Persons from engaging in transactions in securities until the stated blackout period has elapsed.

Personal Securities Trading Pre-Clearance

All Covered Persons are required to obtain pre-approval from Plato’s Compliance Department prior to purchasing the following securities:

●	Purchasing shares of an initial public offering (IPO)

●	Purchases of private placements

●	Purchases of the Meet Kevin ETFs

Note: An Initial Public Offering (IPO) is the first offering of a security to the public, registered under the Securities Act of 1933. A Private Placement is the purchase of any security or offering exempt from the Securities Act of 1933

Restricted Persons must obtain pre-clearance prior to placing a transaction in any security that is subject to a blackout or is on a restricted securities list. Please see Plato’s Insider Trading Policy for additional information on Restricted Persons trade pre-clearance.

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Some Covered Persons may have heightened responsibilities under the Code as well as Plato’s Insider Trading Policy due to the nature of the functions performed in their roles. As a result, such persons are subject to Plato’s Personal Securities Pre-Clearance Policy. These Covered Persons are required to obtain pre-clearance for all personal securities transactions, unless an exemption exists. Covered Persons who are subject to the Personal Securities Pre-Clearance Policy include personnel in the following Plato departments:

●	Research Department

●	Trade Desk Departments

●	Portfolio Management Department

●	Any other Covered Persons as determined by Plato’s Chief Compliance Officer

Periodic Reporting — Initial and Annual Holdings Reports

Within 10 calendar days of becoming a Covered Person under the Code, Covered Persons must provide holding information for all Reportable Securities. All Initial holdings reports must be current as of a date not more than 45 days prior to becoming a Covered Person. Holdings information must also be updated on an annual basis thereafter and must be current as of a date not more than 45 days prior to the date the holdings report is submitted. For Reportable Securities held at Plato or other approved financial institutions, Plato will rely on electronic data feeds to obtain holdings information. In some cases, duplicate statements, or other applicable holdings report documentation must be provided to Plato Compliance Department.

Quarterly Transaction Reports

Covered Persons are required to provide Plato with quarterly information regarding all transactions in Reportable Securities within 30 days of each calendar quarter end. For transactions in Reportable Securities at Plato Financial and other approved financial institutions, Plato will rely on electronic data feeds to obtain transaction information. In some cases, including where Plato does not receive electronic data feeds, duplicate statements, or other transaction documentation must be provided to Plato’s Compliance Department for quarterly transactions reporting. Purchases or sales as part of an automatic investment plan are exempt from the reporting requirements.

Violations of the Code

Any Covered Person who knows of, or has a reasonable belief, that there is a violation of applicable laws or of the Code, must report that information immediately. A Covered Person should not conduct preliminary investigations unless authorized to do so by the appropriate Plato official. Anyone who in good faith raises an issue regarding a possible violation of law, regulation, company policy, or unethical behavior will be protected from retaliation. If you have violated this Code however, making a report will not protect you from the consequences of your actions.

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Material violations of the Code must be immediately reported to Plato’s Chief Compliance Officer.

Examples include material violations of applicable securities rules and regulations, fraud, or illegal acts involving any aspect of the firm’s business, material misstatements in client records, or reports of any material activity that is harmful to clients.

Violations of the Code may result in disciplinary action including but not limited to warnings, fines, disgorgement, suspension, demotion or termination of employment or licensing. Violations can be reported via email at compliance@platosphilosophy.com or by contacting Brian Sweeney, Chief Compliance Officer at 813.420.0555.

Nothing in this Code shall restrict a Covered Person from communicating directly with a governmental agency or authority regarding a possible violation of federal law or regulation involving Plato or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, in each case to the extent that a restriction on such communication or disclosure would violate applicable law.

Acknowledgement of Receipt of Code

All Covered Persons are required to acknowledge receipt of delivery of this Code upon becoming a Covered Person, as well as annually thereafter. Furthermore, any material amendments to the Code may also require acknowledgement. Additionally, it is the responsibility of all Covered Persons to read, understand, and abide by all aspects of the Code. For additional information on the Code, please refer to Plato’s Compliance Manual or e-mail the Compliance Department at compliance@platosphilosophy.com.

Schedule A

Covered Persons of the following entities are subject to Plato Investment Adviser Code of Ethics:

●	Plato Financial LLC –An SEC registered investment adviser

●	HouseHack, Inc. – A Regulation D offering

●	The Paffrath Organization, Inc. – A media and publishing company

●	Persons working for or providing services to the Meet Kevin ETFs – NYSE-listed exchange-traded funds/ETFs

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PLATO’S PHILOSOPHY, LLC.

CODE OF ETHICS - RULE 17J-1

A. Policy

Overview: Rule 17j-l (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”) requires, in part, that the Advisor adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons (as that term is defined in the Rule and further described in Section B.2 below) from engaging in any conduct prohibited under the Rule. As used herein, “Company” refers to Tidal and/or the Meet Kevin ETFs; “Advisor” refers to Plato’s Philosophy, LLC.

1. Statement of Policy: No Access Person of the Advisor shall employ any device, scheme or artifice to defraud the Company or the Advisor, make any untrue statement of a material fact to the Company or omit to state a material fact necessary in order to make the statements made to the Company, in light of the circumstances under which they are made, not misleading; engage in any act or practice or course of business that operates or would operate as a fraud or deceit on the Company; or engage in any manipulative practice with respect to the Company.

In furtherance of the foregoing:

With respect to his or her personal investment activities, every Access Person must place the interests of the Company and Advisor above personal interest. All personal securities transactions of each Access Person must be conducted in a manner so as to avoid any actual or potential conflict of interest or any abuse of the person’s position. Without limitation, no Access Person shall take inappropriate advantage of his or her position by utilizing confidential or proprietary information of the Company or the Advisor for personal benefit.

Every Access Person shall comply with all U.S., foreign, state and local laws, rules and regulations applicable to the operations of the Company and the Advisor, including, without limitation, the U.S. federal securities laws.

2. Advisor’s Code of Ethics: This 17j-1 Code of Ethics supplements Advisor’s Code of Ethics, as may be amended from time to time, and covers all persons that are Access Persons of the Advisor.

3. Trading Policies and Procedures. As set forth in Appendix A, the Policies and Procedures for Trading in Securities of the Meet Kevin ETFs. supplement the Code of Ethics requirements for Access Persons of Plato’s Philosophy, LLC (“Plato”).

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B. Operating Procedures and Responsible Parties

1. Board Approval and Company Certifications: The Advisor has provided or shall provide to the Board of such Company for review:

a. Initial Certification: Plato has provided to the Board of the Company, this Code of Ethics by the Company, certifying that the Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

b. Annual Certifications: an annual certification signed by the necessary and appropriate persons, reaffirming that Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

2. Access Persons: Access Persons of the Company include all employees of the Advisor as defined in the Advisor’s Code of Ethics.

3. Maintain Access Person Records

The Advisor:

A. provides each Access Person with a copy of this Code of Ethics and informs each Access Person of his or her duties under this Code of Ethics; and

B. obtains annual certifications from all Access Persons who certify that they have:

(a) read, understood and recognize that they are subject to the Code of Ethics, and

(b) complied with the requirements of the Code of Ethics.

4. Review and Maintenance of Securities Transactions and Holdings Reports:

The Advisor:

A. Reviews all quarterly securities transactions and holdings reports that must be submitted by Access Persons and maintains a record of such review, including the name of the compliance personnel performing the review; and

B.  Reviews all initial and annual securities position reports that must be submitted by Access Persons and maintains a record of such review, including the name of the compliance personnel performing the review.

5. Reporting of Violations and Sanctions: The Advisor conducts such inspections or investigations as are reasonably required to detect and report any apparent violations of this Code of Ethics to the CCO of the Company.

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APPENDIX A

TO

CODE OF ETHICS – RULE 17J-1

POLICIES AND PROCEDURES FOR TRADING IN

SECURITIES OF MEET KEVIN ETFS

I. GENERAL

These policies and procedures (“Policy”) govern transactions involving securities of Meet Kevin ETFs by: the officers and employees of Plato’s Philosophy, LLC, the Company’s investment adviser (the “Advisor”); (ii) the officers and employees of Plato and any of its affiliates acting for or on behalf of the Company or the Advisor; (iii) any other person who has access to nonpublic information regarding the Company and is subject to the Advisor’s supervision and control which may include consultants, advisors, temporary employees and such other persons designated by the Advisor’s Compliance Department (such persons in clauses (i) through (iii), collectively, “Permanent Restricted Persons”); and (iv) such Permanent Restricted Person’s spouse, minor children and any other family member sharing the same household as such Permanent Restricted Person, as well as any other account, trust or entity over which a Covered Party makes or influences investment decisions, and whether the securities are held directly or indirectly (such persons in clause (iv), “Other Restricted Persons” and, together with Permanent Restricted Persons, “Covered Persons”).

This Policy relates to the Meet Kevin ETFs, on whatever exchange, over-the-counter market, or clearing house such securities may be transacted, as well as any other securities of the Company (collectively “covered securities”). Such covered securities include, but are not limited to, exchange-traded funds/ETFs; common stock; restricted stock; restricted stock units; preferred stock; debt securities, such as bonds, notes and debentures; put or call options; and other derivative instruments (whether or not issued by the Company), which include, but are not limited to, options, warrants, unit interests, partnership interests or other equity interests, that are convertible or exchangeable into covered securities, as well as instruments transferring, in whole or in part, any of the economic consequences of owning covered securities and instruments providing another, directly or indirectly, with the opportunity to profit or share in any profit derived from, or otherwise economically benefit from, any increase or decrease in the value of any covered securities.

This Policy applies to all “transactions” with respect to covered securities. Transactions include any purchase, sale or other transaction to acquire, transfer or dispose of securities, including, but not limited to, open market purchases or sales; gifts, transfers or other contributions; pledges; exercises of stock options; sales of stock acquired upon the exercise of stock options; transactions made under an employee benefit plan such as a 401(k) plan or stock purchase plan; and transactions with respect to derivative instruments (whether or not issued by the Company), relating to covered securities.

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The Company’s Code of Ethics as well as the Advisor’s Code of Ethics (“Plato’s Philosophy Code of Ethics”), and Advisor’s Confidential Information Policies and Procedures (the “Confidentiality Policy”) also set forth the Advisor’s prohibitions against transacting in securities while aware of, or tipping, material, nonpublic information and describe Advisor’s policies regarding confidentiality. All Covered Persons must comply with the Company’s Code of Ethics, and all Covered Persons, other than those who are unaffiliated with the Advisor must comply with the Advisor’s Code of Ethics and Confidentiality Policy.

This Policy is meant to supplement the Company’s Code of Ethics, the Advisor’s Code of Ethics and the Confidentiality Policy and sets forth additional requirements for Covered Persons:

●	Trading Policy for Covered Persons. All Covered Persons must comply with this Policy regarding their transactions in covered securities. The Policy places restrictions on when transactions may occur as well as the types of transactions and the brokerage accounts through which transactions may occur.

●	Pre-Clearance Policy for Directors and Section 16 Officers. The rules and regulations of the U.S. Securities and Exchange Commission with regard to the acquisition and disposition of covered securities are complex. Accordingly, to facilitate compliance, directors and Section 16 Officers (as defined below) must also comply with certain additional procedures set forth in this Policy.

If you have any questions about this Policy, please contact the Advisor’s Compliance Department.

TRADING ACTIVITY BY SALES STAFF

All trades in the Meet Kevin ETFs or any security held in the ETF, or proposed to be held in the ETFs, must receive pre-trade clearance by Advisor’s Chief Compliance Officer, as more fully described herein.

The Advisor’s Compliance Department may determine, at any time, that transactions in covered securities by one or more Covered Persons must be suspended, because (i) there may exist material nonpublic information concerning the Company, (ii) any particular Covered Person may be in possession of material nonpublic information about the Company or (iii) there is a reasonable possibility that such transactions in covered securities may result in adverse reputational, regulatory or legal consequences to the Company or its affiliates. Such determination may be made on an individual by individual basis.

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You will be notified by the Advisor’s Compliance Department if those events were to occur, but if, prior to receiving notification by the Advisor’s Compliance Department, you believe that you possess material nonpublic information about the Company, then you may not transact in any covered securities even during an open trading window. If the trading window is closed prior to its scheduled closing date, you must cease all transactions and hold any unsold covered securities that you wanted to sell or transfer until the next open trading window.

Please note that the prohibitions against transacting in covered securities while aware of material, nonpublic information, tipping material nonpublic information and short-term trading apply even during a window period. Information is “material” if it is likely that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security or where it is likely to have a significant effect on the market price of the security.

Both positive and negative information may be material.

Short-term Trading, Hedging and Pledges

Engaging in short-term investment activities or “day-trading” of covered securities is not permitted. Covered Persons should expect that all purchases by them in the open market must be held in their account for a minimum of sixty (60) calendar days after purchase.

Covered Persons are not permitted to buy or sell puts, calls, options, swaps, or similar common units-based derivative securities, including for hedging purposes, or to engage in “short-selling.” This Policy does not prohibit you from buying or selling exchange traded funds or other non-covered securities that are pre-cleared under the Advisor’s Code of Ethics.

Covered Persons may not pledge, hypothecate or mortgage covered securities. This means that covered securities shall not be held in trading accounts where the broker provides margin financing. If a Covered Person must pledge or mortgage covered securities for special circumstances not involving trading, prior approval from the Advisor’s Compliance Department is required.

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Trading Accounts

Covered Persons may only buy or sell covered securities through a brokerage account registered with Advisor’s Compliance Department, and copies of brokerage statements and trading confirmations must be automatically and electronically provided to Advisor’s Compliance Department.

Immediate family members who live in the same household with the Covered Person or are financially dependent on any Covered Person, as well as any account for which the Covered Person exercises or has the right to exercise investment discretion, may buy or sell covered securities only through a brokerage account that has been registered with Advisors’ Compliance Department and for which copies of brokerage statements and trading confirmations are automatically and electronically provided to Advisor’s Compliance Department.

10b5-1 Plans

Covered Persons may establish a pre-existing written plan or arrangement complying with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (a “Rule 10b5-1 plan”), pursuant to which a broker is given irrevocable instructions to buy or sell covered securities. A Rule 10b5-1 plan may be established only in an open trading window, and once established, the Covered Person may not provide any further instructions to the broker. Under a properly established Rule 10b5-1 plan, trading by the broker may continue in a closed trading window. Rule 10b5-1 plans may only be established at Fidelity. Directors and Section 16 Officers should also seek further information on pre-clearance of Rule 10b5-1 plans.

Non-U.S. Persons

If a Covered Person is not permitted by Fidelity to buy covered securities in his or her account at Fidelity, because he or she does not have a U.S. tax identification code, then he or she may buy or sell covered securities in one brokerage account selected by such person; provided that prior to buying or selling covered securities, that brokerage account must be registered with Advisor’s Compliance Department, and copies of brokerage statements and trading confirmations must be automatically and, if available, electronically provided to Advisor’s Compliance Department.

If a Covered Person wishes to establish a Rule 10b5-1 plan but is not permitted by Fidelity to buy covered securities in his or her Fidelity account, because he or she does not have a U.S. tax identification code, then he or she may establish a Rule 10b5-1 plan with the one brokerage firm selected pursuant to procedures outlined above.

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PRE-CLEARANCE POLICY

Pre-Clearance

Directors and Section 16 Officers shall follow the pre-clearance process described below before they or an Other Restricted Person initiates a transaction in covered securities. The following people are currently considered to be Section 16 Officers of the Company: the Chief Executive Officer, the Chief Investment Officer, the Chief Operating Officer, the Chief Financial Officer, the General Counsel and the Chief Compliance Officer. The Advisor’s Compliance Department will notify any other person it determines to be a Section 16 Officer.

Each director and Section 16 Officer shall notify the Advisor’s Compliance Department before any transaction in covered securities is initiated by (i) such director or Section 16 Officer, (ii) such director’s or Section 16 Officer’s spouse, minor children and any other family member sharing the same household as such director or Section 16 Officer and (iii) any other account, trust or entity over which such director or Section 16 Officer makes or influences investment decisions, and whether the securities are held directly or indirectly.

Each pre-clearance request must include (i) a description of the proposed transaction, (ii) the number of shares (or dollar amount) subject to the transaction, (iii) the proposed date(s) of the transaction, if known, (iv) the identity of the legal buyer or seller and (v) any other information as the Advisor’s Compliance Department may request in order to evaluate such request.

As a general matter, the entering into of a Rule 10b5-1 plan is treated similarly under the securities laws to the initiation of a trade, and therefore, a Rule 10b5-1 plan may only be established during an open trading window and without possession of any material nonpublic information and shall be pre-cleared by the Advisor’s Compliance Department.

Before the transaction is initiated, the Advisor’s Compliance Department must confirm in writing (including via email) that the transaction is approved. The approval is valid only for the trading window during which the transaction is proposed to occur and such transaction may only be performed within two (2) business days of any such grant or approval during the window period in which the approval was granted.

The Advisor’s Compliance Department may revoke any clearance previously granted if it subsequently determines that a director, Section 16 Officer or Other Restricted Person is in possession of material nonpublic information about the Company or such transaction would result in a violation of law.

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